Exhibit 10.21

FORM OF LOCKUP AGREEMENT

LOCKUP AGREEMENT, dated as of          , 2007, by and among InSight Health Services Holdings Corp., a Delaware corporation (the “Company”), and the undersigned beneficial owners (or investment managers or advisors for the beneficial owners) of the Notes (as defined below) (for the avoidance of doubt, this does not include any Notes beneficially owned by non-affiliated customers of the undersigned) identified on Schedule A to this Agreement (defined hereinafter) on the date of this Agreement and each other beneficial owner (or investment managers or advisors for the beneficial owners) of Notes that executes a counterpart signature page to this Agreement after the date of this Agreement as provided in Section 23 (collectively, the “Concurring Noteholders,” and each, individually, a “Concurring Noteholder”).

For purposes hereof, all references in this Agreement to Concurring Noteholders or parties that are “signatories to this Agreement” shall mean, as of any date of determination, those Noteholders or parties, as the case may be, who executed and delivered this Agreement as an original signatory on or before the date of this Agreement, together with those additional Noteholders or parties, as the case may be, who after the date of this Agreement but, on or before such date of determination, become party to this Agreement by executing and delivering counterpart signature pages as provided in Section 23. After the date of this Agreement, when Noteholders become signatories to this Agreement, Schedule A shall be updated to include the Notes held by such Noteholder.

WHEREAS, the Company and the Concurring Noteholders have engaged in good faith negotiations with the objective of restructuring the debt and equity capital structures of the Company (the “Restructuring”), substantially as reflected in the Term Sheet (as defined below) which sets forth the terms and conditions of (i) the Exchange Offer, (ii) the Consent Solicitation and (iii) the Prepackaged Plan (each as defined below); and

WHEREAS, the Company and the Concurring Noteholders desire that the Company conduct the Exchange Offer and the Consent Solicitation as soon as practicable on the terms described in the Term Sheet to accomplish the Restructuring, or, if necessary under the terms of the Term Sheet, that the Company commence a case under Chapter 11 of the Bankruptcy Code to accomplish the Restructuring through the confirmation of the Prepackaged Plan (the “Prepackaged Proceeding”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties signatory to this Agreement hereby agrees as follows:

1.                                       Definitions.  The following terms shall have the following meanings:

“Agreement” means this Lockup Agreement, including the Schedules, Annexes and Exhibits hereto (including any agreements incorporated herein or therein), all of which are incorporated by reference herein.

“Board” means the Board of Directors of the Company.

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Consent Solicitation” means the solicitation by the Company of the consent of the Noteholders to amend certain of the terms of the Indenture to remove substantially all material affirmative and negative covenants set forth therein other than the obligation to pay principal and interest on the Notes.

“Exchange Offer” means the offer by the Company to exchange 44,247,677 shares of Common Stock in the event the Restructuring is consummated without commencing the Prepackaged Proceeding and 49,219,326 shares of Common Stock in the event the Restructuring is consummated through the Prepackaged Proceeding, which may be adjusted pursuant to a reverse stock split, for the outstanding Notes, such consideration to be ratably adjusted in the event the Restructuring is consummated without commencing the Prepackaged Proceeding and the offer is not fully subscribed.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations of the Federal Trade Commission promulgated thereunder.

“Indenture” means the Indenture (as amended, modified or supplemented from time to time), dated as of October 30, 2001, among InSight, as issuer, the Company and the subsidiaries listed in the preamble thereto, as guarantors, and U.S. Bank Trust National Association, as trustee or any successor trustee.

“Indenture Amendment” means an amendment to the Indenture, which, among other things, deletes substantially all material affirmative and negative covenants other than the obligation to pay principal and interest on the Notes contained in the Indenture.

“InSight” means InSight Health Services Corp., a Delaware corporation and a wholly-owned subsidiary of the Company.

“Material Adverse Change” means any change, event or effect that is materially adverse to the operations or financial condition of the Company and its subsidiaries (taken as a whole); provided that the filing of the Prepackaged Proceeding shall not constitute a Material Adverse Change; and provided further that a change shall not be considered to be a Material Adverse Change if (x) its effect is not likely to last beyond the term of this Agreement; or (y) it arises from actions required to be taken by the Company pursuant to this Agreement.

“Minimum Tender Condition” means the condition to the consummation of the Exchange Offer that there be validly tendered and not withdrawn not less than 97% in aggregate principal amount of the Notes; provided, however, that the Minimum Tender Condition may be amended with the mutual consent of the Company,               and                .

“Noteholder” means any beneficial owner of Notes.

“Notes” means the 9⅞% Senior Subordinated Notes due 2011 in the aggregate principal amount at maturity of $194.5 million, issued by InSight pursuant to the Indenture.

“Person” means any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, governmental unit or other entity.

“Original Concurring Noteholders” means those Noteholders who executed and delivered an Original Lockup Agreement before the date of this Agreement.

“Original Lockup Agreement” means a lockup agreement with the Company, substantially in the form included as Exhibit A to the Company’s prospectus dated March 21, 2007 relating to the Restructuring.

“Prepackaged Plan” means a prepackaged plan of bankruptcy under Chapter 11 of the United States Bankruptcy Code prepared by the Company to be implemented in the event that insufficient tenders of Notes and consents have been received from the Noteholders to satisfy or cause the Company to waive the Minimum Tender Condition, but sufficient votes of an accepting class under section 1126 of the United States Bankruptcy Code have been received.

“Required Noteholders” means Concurring Noteholders and Original Concurring Noteholders holding a majority in aggregate principal amount of and accrued interest on the Notes held by all Concurring Noteholders and Original Concurring Noteholders.

“Securities Act” means the Securities Act of 1933, as amended.

“Term Sheet” means that certain Term Sheet attached hereto as Annex A which sets forth the material terms and conditions of the Restructuring.

“Transfer” means to directly or indirectly (i) sell, pledge, assign, encumber, grant an option with respect to, transfer or dispose of any participation or interest (voting or otherwise) in or (ii) enter into an agreement, commitment or other arrangement to sell, pledge, assign, encumber, grant an option with respect to, transfer or dispose of any participation or interest (voting or otherwise) in, or the act thereof.

2.                                       Agreement to Complete the Restructuring.  Subject to the terms and conditions of this Agreement and so long as this Agreement remains in effect as between the Company and a Concurring Noteholder, the Company and such Concurring Noteholder agree to use commercially reasonable best efforts to complete the Restructuring through the Exchange Offer and the Consent Solicitation, as each is described in the Term Sheet; or, alternatively, if the Minimum Tender Condition is not satisfied or waived or the Company is otherwise not able to consummate the Exchange Offer but the required consents of holders of the Notes are received to confirm the Prepackaged Plan, then through the Prepackaged Plan in accordance with the terms of the Term Sheet.  The obligations of the parties hereunder are several and not joint and no party hereto shall be responsible for the failure of any other party hereto to perform its obligations hereunder.

3.                                       The Company’s Obligations to Support the Restructuring.  (a) The Company agrees to use its commercially reasonable best efforts to modify the Exchange Offer and the Consent Solicitation as promptly as practicable, to do all things reasonably necessary and appropriate in furtherance thereof, including filing any related documents that it is required to file with the Securities and Exchange Commission (the “Commission”), and to use its commercially reasonable best efforts to complete the same within 120 days of the date of modification of the Exchange Offer.

(b)                                 If all of the conditions to the Exchange Offer are not satisfied or waived by May 18, 2007, but the required consents of holders of the Notes are received to confirm the Prepackaged Plan, then on such date (or such earlier or later date as the Company may determine), the Company shall file the Prepackaged Proceeding and seek confirmation of the Prepackaged Plan.

(c)                                  Subject to the terms and conditions of this Agreement, the Company shall use its best efforts to take all necessary action to effect a restructuring of its board of directors concurrently and in connection with and conditioned upon the consummation of the Restructuring on the terms set forth in the Term Sheet.

(d)                                 The Company further agrees that it will not object to, or otherwise commence any proceeding to oppose the Restructuring and shall not take any action that is inconsistent with, or that would unreasonably delay the consummation of, the Restructuring.

(e)                                  Nothing in this Agreement shall be deemed to prevent the Company from taking, or failing to take, any action that it is obligated to take (or fail to take) in the performance of any fiduciary or similar duty which the Company owes to any other Person; it being understood and agreed that if any such action (or failure to act) results in (i) an alteration of the terms of the Restructuring not permitted by Section 6 or (ii) the Company giving written notice of its intent to terminate this Agreement pursuant to Section 7(a)(v), this Agreement and all of the obligations and undertakings of the parties set forth in this Agreement, other than the obligations of the Company contained in Section 9, shall terminate and expire.

4.                                       Concurring Noteholders’ Obligations to Support the Restructuring.  Subject to the terms and conditions of this Agreement and so long as this Agreement remains in effect as between the Company and a Concurring Noteholder:

(a)                                  Concurring Noteholder agrees, in connection with and conditioned upon consummation of the Restructuring upon the terms set forth in the Term Sheet, to:  (i) tender its Notes pursuant to and in accordance with the Exchange Offer and the other terms and conditions of the Term Sheet within ten (10) days following the date hereof; (ii) grant its consent pursuant to the Consent Solicitation and agree to the Indenture Amendment; (iii) withdraw its ballot rejecting the Prepackaged Plan and, if necessary, file a pleading to evidence such withdrawal (in any event, Concurring Noteholder’s signature to this agreement shall be deemed to be conclusive evidence of Concurring Noteholder’s withdrawal of such ballot); (iv) vote to reject any plan of reorganization for the Company that does not contain the terms of the Restructuring substantially as set forth in the Term Sheet; and (v) subject to the terms of the Term Sheet, not to withdraw or revoke any of the foregoing unless and until this Agreement is terminated in accordance with its terms.  Each Concurring Noteholder acknowledges that by tendering its Notes in the Exchange Offer, it will be deemed to have (A) delivered the consents required in the Consent Solicitation for the Indenture Amendment and (B) accepted the Prepackaged Plan.

(b)                                 Each Concurring Noteholder agrees, so long as this Agreement remains in effect, not to Transfer any of the Notes held by it, in whole or in part, unless the Transferee agrees in writing to be bound by the terms of this Agreement.  In the event that any Concurring Noteholder Transfers any of the Notes, as a condition precedent to such Transfer, such Concurring Noteholder agrees to cause the Transferee to execute and deliver a joinder agreement in customary form confirming the agreement of such Transferee to be bound by the terms of this Agreement for so long as this Agreement shall remain in effect.  In the event that the Company’s consent is required for any Transfer of the Notes, the Company hereby agrees to grant such consent promptly in accordance with the requirements of this Agreement.  Any Transfer of the Notes in violation of the foregoing shall be deemed ineffective to Transfer any right to accept or reject the Exchange Offer, to consent to or reject the Indenture Amendment, or to accept or reject the Prepackaged Plan, which right shall remain with and be exercised only by the purported transferor.

(c)                                  Each Concurring Noteholder agrees that it will (i) not vote for, consent to, provide any support for, participate in the formulation of, or solicit or encourage others to formulate any other tender offer, settlement offer, or exchange offer for the Notes other than the Exchange Offer; and (ii) permit public disclosure, including in a press release, of the contents of this Agreement, including, but not limited to, the commitments contained in this Section 4 and the Term Sheet, but not including information with respect to such Concurring Noteholder’s specific ownership of Notes.

(d)                                 Each Concurring Noteholder further agrees that it will not object to, or otherwise commence any proceeding to oppose, the Restructuring and shall not take any action that is materially inconsistent with, or that would unreasonably delay the consummation of, the Restructuring in accordance with the terms of the Term Sheet.  Accordingly, so long as this Agreement is in effect, each Concurring Noteholder agrees that it shall not (i) object to confirmation of the Prepackaged Plan or otherwise commence any action or proceeding to alter, oppose or add any other provision to the Prepackaged Plan or any other documents or agreements consistent with the Prepackaged Plan; (ii) object to the approval of any disclosure statement that describes the Prepackaged Plan; (iii) vote for, consent to, support, intentionally induce or participate directly or indirectly in the formation of any other plan of reorganization or liquidation proposed or filed, or to be proposed or filed, in any Chapter 11 case for the Company; (iv) commence or support any action or proceeding to shorten or terminate the period during which only the Company may propose and/or seek confirmation of a plan of reorganization for the Company; (v) directly or indirectly seek, solicit, support or encourage any other plan, sale, proposal or offer of winding up, liquidation, reorganization, merger, consolidation, dissolution or restructuring of the Company; or (vi) commence or support any action filed by the Company or any other party in interest to appoint a trustee, conservator, receiver or examiner for the Company, or to dismiss any Chapter 11 case, or to convert such Chapter 11 case to one under Chapter 7.

(e)                                  Nothing in this Agreement shall be deemed to prevent any Concurring Noteholder from taking, or failing to take, any action that it is obligated to take (or fail to take) in the performance of any fiduciary or similar duty which the Concurring Noteholder owes to any other Person, including any duties that may arise as a result of any Concurring Noteholder’s appointment to any committee in the Prepackaged Proceeding or any other bankruptcy or insolvency proceeding.

(f)                                    Each Concurring Noteholder further agrees that any Notes acquired by such Concurring Noteholder following the date of this Agreement shall be subject to the terms and conditions of this Agreement and shall be subject to the same treatment in the Restructuring as the Notes held by such Concurring Noteholder as of the date hereof.  For the avoidance of doubt, this shall not include any acquired Notes beneficially owned by non-affiliated customers of the undersigned Concurring Noteholder.

(g)                                 Subject to Section 2 of this Agreement, each Concurring Noteholder agrees that so long as it is the legal owner or beneficial owner of all or any portion of either a referenced “claim” or referenced “interest” within the meaning of 11 U.S.C. §§ 101, et seq. (each a “Claim”), it will:  (i) take all reasonable steps to support the Prepackaged Plan, use its commercially reasonable best efforts to defend the adequacy of pre-petition disclosure and solicitation procedures in connection with the Prepackaged Plan and the Exchange Offer and, to the extent necessary, support the adequacy of any post-petition disclosure statement that may be required by the bankruptcy court and circulated in connection herewith or therewith; (ii) from and after the date hereof, not agree to, consent to, provide any support to, participate in the formulation of, or vote for any plan of reorganization or liquidation of the Company, other than the Prepackaged Plan; and (iii) agree to permit disclosure in the Prepackaged Plan or any document ancillary thereto (hereinafter a “Reorganization Document”) or any necessary filings by the Company with the Commission of the contents of this Agreement (excluding information with respect to any Concurring Noteholder’s specific ownership of Notes, except to the extent such information is required to be included in any filings with the Commission).

(h)                                 Each Concurring Noteholder agrees that so long as it is a holder of all or any portion of a Claim, it shall not object to, or otherwise commence any proceeding to oppose or alter, the Prepackaged Plan or any other Reorganization Document and shall not take any action which is inconsistent with, or that would unreasonably delay or impede approval or confirmation of the Prepackaged Plan or any of the Reorganization Documents.  Without limiting the generality of the foregoing, no Concurring Noteholder may directly or indirectly seek, solicit, support or encourage any other plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger, consolidation, liquidation or restructuring of the Company that could reasonably be expected to prevent, delay or impede the confirmation of the Prepackaged Plan or approval of any Reorganization Document.

(i)                                     Each of the Concurring Noteholders agrees to waive its respective rights and remedies under the Indenture and related documents or applicable law in respect of or arising out of any “Default” (as defined in such documents) or “Event of Default” (as defined in such documents) arising under the Indenture, until this Agreement is terminated as provided in Section 7.  If this Agreement is terminated as provided in Section 7, the agreement of the Concurring Noteholders to waive shall automatically and without further action terminate and be of no force and effect, it being expressly agreed that the effect of such termination shall be to permit each of them to exercise any rights and remedies immediately; provided that nothing herein shall be construed as a waiver by the Company of any right it may have as a “debtor” under the Prepackaged Proceeding or other bankruptcy proceeding or by any Noteholder to seek adequate protection retroactive to the date of filing of the Prepackaged Proceeding or other bankruptcy proceeding.

5.                                       Extension of Confidentiality Agreement.  Concurring Noteholder agrees that it will concurrently with the execution hereof enter into an amendment to that certain Confidentiality Agreement dated April 13, 2007 by and between Concurring Noteholder and InSight Health Services Corp., as amended, amending the date in Section 3 thereof from May 4, 2007 to May 18, 2007.

6.                                       Amendments to the Restructuring.  The Company shall not alter the terms of the Restructuring in a manner that adversely affects any Concurring Noteholder without the prior written consent of such adversely affected Concurring Noteholder, which consent shall not be unreasonably withheld.  Notwithstanding the foregoing, the Company may extend the expiration date of the Exchange Offer to any date not later than September 30, 2007 if at the time of any such extension, the conditions to closing set forth in the Exchange Offer shall not have been satisfied or waived as provided in this Agreement, provided, however, that no such extension of the Expiration Date shall impair or limit the otherwise applicable rights of a Concurring Noteholder to withdraw from and terminate this Agreement pursuant to the terms of Section 7 (b) of this Agreement.

7.                                       Termination of Agreement.  Notwithstanding anything to the contrary set forth in this Agreement:

(a)                                  Unless the Restructuring has been consummated as provided in this Agreement, this Agreement and all of the obligations and undertakings of the parties set forth in this Agreement shall terminate and expire upon the earliest to occur of:

(i)                                     May 31, 2007, (provided that if a Prepackaged Proceeding is filed as set forth in Section 3(b), such date shall be September 30, 2007), unless extended pursuant to Section 6;

(ii)                                  receipt of written notice from the Required Noteholders of their intent to terminate this Agreement or the Original Lockup Agreement, as the case may be, upon the occurrence of a Material Adverse Change;

(iii)                               a material alteration by the Company of the terms of the Restructuring not permitted under Section 6;

(iv)                              receipt by the Company of written notice from the Required Noteholders of their intent to terminate this Agreement or the Original Lockup Agreement, as the case may be, upon the occurrence of a material breach by the

Company of its obligations, representations or warranties under this Agreement or the Original Lockup Agreement, as the case may be, that is incurable or that is curable and is not cured within 30 days after notice of such breach;

(v)                                 receipt by each Concurring Noteholder of written notice from the Company of its intent to terminate this Agreement upon a determination by the Board that such termination is in the best interests of the Company;

(vi)                              the sixtieth day following the filing of any involuntary bankruptcy or other insolvency proceeding involving the Company, other than the Prepackaged Proceeding contemplated by this Agreement, if such proceeding has not been dismissed by such day;

(vii)                           the Prepackaged Proceeding being dismissed or converted to chapter 7; and

(viii)                        receipt by the Company of written notice from the Required Noteholders to terminate this Agreement or the Original Lockup Agreement, as the case may be, due to the Company’s failure to pay the fees and expenses incurred by such parties in connection with the Restructuring;

(b)                                 Any individual Concurring Noteholder shall have the right to withdraw from and terminate this Agreement as between said Concurring Noteholder and the Company by giving written notice to the Company of its election to withdraw and terminate at any time following the failure of the Company to commence the Prepackaged Proceeding on or before May 31, 2007 in the event the Minimum Tender Condition is not satisfied as of said date;

provided however that the obligations of the Company contained in Section 9 shall survive any termination pursuant to this Section 7.

8.                                       Representations and Warranties.  (a) Each of the signatories to this Agreement represents and warrants to the other signatories to this Agreement that:

(i)                                     if an entity, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership or other power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(ii)                                  the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or other action on its part;

(iii)                               the execution, delivery and performance by it of this Agreement do not and shall not (A) violate any provision of law, rule or regulation applicable to it (and, in the case of the Company, any of its affiliates) or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (B) conflict with, result in the breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligations to which it (and, in the case of the Company, any of its affiliates) is a party or under its certificate of incorporation, bylaws or other governing instruments;

(iv)                              the execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with, the consent or approval of, notice to, or any other action with respect to, any Federal, state or other governmental authority or regulatory body, except for (A) the registration under the Securities Act of the shares of the Common Stock to be issued in the Exchange Offer and such consents, approvals, authorizations, registrations or qualifications as may be required under the state securities or Blue Sky laws in connection with the issuance of those shares, (B) such other filings as may be necessary or required by the Commission, and (C) any filings required under the HSR Act;

(v)                                 in the case of each of the Concurring Noteholders, assuming the execution and delivery of this Agreement by the Company, and in the case of the Company, assuming the due execution and delivery of this Agreement by each of the Concurring Noteholders, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, or similar laws, or by equitable principles relating to or limiting creditors’ rights generally; and

(vi)                              it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.

(b)                                 Each of the Concurring Noteholders further represents and warrants to the other signatories to this Agreement that:

(i)                                     as of the date of this Agreement, such Concurring Noteholder is the beneficial owner of, or the investment adviser or manager for the beneficial owners of, the principal amount at maturity of the Notes, set forth opposite such Concurring Noteholder’s name on Schedule B hereto, with the power and authority to vote and dispose of such Notes;

(ii)                                  such Concurring Noteholder has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, sufficient information necessary for such Concurring Noteholder to decide to tender its Notes pursuant to the Exchange Offer and to accept the proposed terms of the Prepackaged Plan as set forth in the Term Sheet; and

(iii)                               as of the date of this Agreement, such Concurring Noteholder is not aware of any event that, due to any fiduciary or similar duty to any other Person, would prevent it from taking any action required of it under this Agreement.

9.                                       [Intentionally Omitted.]

10.                                 Preparation of Restructuring Documents.  Notwithstanding anything to the contrary contained in this Agreement, the obligations of the signatories to this Agreement shall be subject to the preparation of definitive documents (in form and substance reasonably satisfactory to each of the parties hereto and their respective counsel) relating to the transactions contemplated by this Agreement, including, without limitation, the documents relating to the Exchange Offer, the Prepackaged Plan, the Consent Solicitation and each Reorganization Document, which documents shall be in all respects materially consistent with this Agreement (including the Term Sheet) and shall include appropriate releases.

11.                                 Good Faith.  Each of the signatories to this Agreement agrees to cooperate in good faith with each other to facilitate the performance by the parties of their respective obligations hereunder and the purposes of this Agreement.  Each of the signatories to this Agreement further agrees to review and comment upon the definitive documents in good faith and, in any event, in all respects consistent with the Term Sheet.

12.                                 Amendments and Modifications.  Except as otherwise expressly provided in this Agreement, this Agreement shall not be amended, modified or supplemented, except in writing signed by the Company and the Required Noteholders.

13.                                 No Waiver.  Each of the signatories to this Agreement expressly acknowledges and agrees that, except as expressly provided in this Agreement, nothing in this Agreement is intended to, or does, in any manner waive, limit, impair or restrict the ability of any party to this Agreement to protect and preserve all of its rights, remedies and interests, including, without limitation, with respect to its claims against and interests in the Company.

14.                                 Further Assurances.  Each of the signatories to this Agreement hereby further covenants and agrees to execute and deliver all further documents and agreements and take all further action that may be reasonably necessary or desirable in order to enforce and effectively implement the terms and conditions of this Agreement.

15.                                 Complete Agreement.  This Agreement, including the Schedules and Annexes hereto, constitutes the complete agreement between the signatories to this Agreement with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, agreements and understandings with respect to the subject matter hereof.  The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the signatories to this Agreement.

16.                                 Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be (a) transmitted by hand delivery, or (b) mailed by first class, registered or certified mail, postage prepaid, or (c) transmitted by overnight courier, or (d) transmitted by telecopy, and in each case, if to the Company, at the address set forth below:

InSight Health Services Holdings Corp.
26250 Enterprise Court
Suite 100
Lake Forest, CA  92630
Attention: General Counsel

with a copy to:

Kaye Scholer LLP
425 Park Avenue
New York, New York  10022
Telephone:  (212) 836-8019
Fax:  (212) 836-6419
Attention:  Stephen C. Koval

if to a Noteholder, to the address set forth on the signature pages to this Agreement, with a copy to:

Telephone:

Fax:

Attention:

Notices mailed or transmitted in accordance with the foregoing shall be deemed to have been given upon receipt.

17.                                 Governing Law.  This Agreement shall be governed in all respects by the laws of the State of New York, without reference to its conflicts of law principles, except to the extent such law is preempted by the Federal Bankruptcy Code.

18.                                 Jurisdiction.  By its execution and delivery of this Agreement, each of the signatories to this Agreement irrevocably and unconditionally agrees that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought (a) in the United States Bankruptcy Court for the district in which the Company has commenced a case under Chapter 11 of the Bankruptcy Code or (b) in a federal or state court of competent jurisdiction in the State of New York, located in the Borough of Manhattan if the Company has not commenced a case under Chapter 11 of the Bankruptcy Code.  By its execution and delivery of this Agreement, each of the signatories to this Agreement irrevocably accepts and submits itself to the jurisdiction of the United States Bankruptcy Court for the district in which the Company has commenced a case under Chapter 11 of the Bankruptcy Code, or a court of competent jurisdiction in the State of New York, as applicable under the preceding sentence, with respect to any such action, suit or proceeding.

19.                                 Consent to Service of Process.  Each of the signatories to this Agreement irrevocably consents to service of process by mail at the address listed with the signature of each such party on the signature pages to this Agreement.  Each of the signatories to this Agreement agrees that its submission to jurisdiction and consent to service of process by mail is made for the express benefit of each of the other signatories to this Agreement.

20.                                 Specific Performance.  It is understood and agreed by each of the signatories to this Agreement that money damages would not be a sufficient remedy for any breach of this Agreement by any party and each non-breaching party shall be entitled to specific performance, injunctive, rescissionary or other equitable relief as remedy for any such breach.

21.                                 Headings.  The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

22.                                 Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of the signatories to this Agreement and their respective successors, permitted assigns, heirs, executors, administrators and representatives.  The agreements, representations and obligations of the undersigned parties under this Agreement are, in all respects, several and not joint.

23.                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page by facsimile shall be effective as delivery of a manually executed counterpart.  Any Noteholder may become party to this Agreement on or after the date of this Agreement by executing a signature page to this Agreement.

24.                                 No Third-Party Beneficiaries.  Unless expressly stated in this Agreement, this Agreement shall be solely for the benefit of the signatories to this Agreement, and no other Person or entity shall be a third-party beneficiary hereof.

25.                                 No Solicitations.  This Agreement is not intended to be, and each signatory to this Agreement acknowledges that it is not, a solicitation of the acceptance or rejection of any prepackaged plan of reorganization for the Company pursuant to Section 1125 of the Bankruptcy Code.

26.                                 Consideration.  It is hereby acknowledged by each of the signatories to this Agreement that no consideration (other than the obligations of the other parties under this Agreement) shall be due or paid to the parties for their agreement to support the Prepackaged Plan in accordance with the terms and conditions of this Agreement.

[SIGNATURES BEGIN ON NEXT PAGE]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered by its duly authorized officers as of the date first written above.

INSIGHT HEALTH SERVICES HOLDINGS CORP.

By:

[SIGNATURE PAGE TO LOCKUP AGREEMENT DATED AS OF [          ]

SCHEDULE A

NOTEHOLDERS AND AGGREGATE PRINCIPAL AMOUNT OF NOTES HELD

[List Noteholders]

Aggregate Principal Amount of Senior Subordinated Notes held by Noteholders:  [              ].

SCHEDULE B

SUMMARY OF TERMS AND CONDITIONS

This term sheet (the “Term Sheet”) contains the material terms of the proposed financial restructuring of InSight Health Services Corp. and its affiliates (together, the “Company”).  This Term Sheet does not constitute an offer to sell or a solicitation of an offer to buy any securities.  This Term Sheet contemplates that the Company will negotiate with a committee of Noteholders (which, for purposes of this term sheet, shall include               and their advisors (the “Committee”).

The Existing Notes:	$194.5 million 9.875% Senior Subordinated Notes due 2011 (the “Notes”).
The Transaction:

On the effective date (the “Effective Date”), the holders of the outstanding principal amount of the Notes (the “Noteholders”) will receive newly-issued shares of common stock (“Common Stock”) of InSight Health Services Holdings Corp. (“Holdings”) representing either 89% (if the Transaction is implemented pursuant to an out-of-court exchange) or 90% (if the Transaction is implemented pursuant to a pre-packaged chapter 11 bankruptcy filing) of all issued and outstanding shares of Common Stock as of the Effective Date in exchange for their Notes (assuming 100% participation) in a registered exchange offer subject to dilution resulting from the issuance of equity under the Management Incentive Plan.  To the extent that less than 100% of the Notes are tendered, the aggregate amount of shares allocable to the Noteholders shall be reduced by the percentage of the Notes that are not tendered.  The Company’s Board and Existing Equity Holders (as defined below) will adopt the necessary resolutions and amend Holdings’ Certificate of Incorporation to increase the authorized share capital of Holdings and to issue and allot the Common Stock to the Noteholders.

The Company will take necessary actions to comply with applicable public company requirements, including eligibility for quotation on the OTC Bulletin Board.

On the Effective Date, the holders of existing shares of Common Stock of Holdings (the “Existing Equity Holders”) will retain equity representing (i) 11% of all issued and outstanding shares of Common Stock as of the Effective Date if the Transaction is implemented pursuant to an out-of-court exchange; or (ii) 10% of all issued and outstanding shares of Common Stock as of the Effective Date if the Transaction is implemented pursuant to a pre-packaged chapter 11 bankruptcy filing, subject to dilution resulting from the issuance of equity under the Management Incentive Plan.

Transaction Terms Consent Fee

If the Transaction is implemented pursuant to an out-of-court exchange, a 5.0% consent fee will be paid to all Noteholders who consent to the proposed amendments to the indenture governing the Notes (see “Exit Consents” below).  If the Transaction is implemented pursuant to a pre-packaged chapter 11 bankruptcy filing, no consent fee will be paid.

Minimum Acceptance Ratio

If the Transaction is implemented pursuant to an out-of-court exchange, a minimum acceptance level of 97.0% is required to consummate the Transaction, however, the acceptance level may be amended (but not to a level below 93%) upon mutual consent from Holdings and             so long as they remain Noteholders.

Financing Component Tack-On to Existing Senior Secured Floating Rate Notes due 2011 (the “FRNs”)

Each Noteholder listed on Schedule A hereto will commit to purchase their pro rata portion of $9.9 million face amount of newly issued FRNs at a price of 80% as set forth next to such Noteholder’s name on Schedule A, provided that the Transaction is completed pursuant to an out-of-court exchange; provided, further, that             commit to purchase (based on their respective pro rata ownership of the Notes) 100% of the newly issued FRNs committed to and not purchased by the other Noteholders listed on Schedule A.  The financing is at the option of the Company; provided, that the Company shall notify the Noteholders whether it will access the financing under the commitment on or before the Effective Date.  In the event the Company so notifies the Noteholders that it will access such financing, the Company will use commercially reasonable efforts to close the financing within 30 days following the Effective Date.  While the commitment is outstanding, the Company has the option to draw down on the commitment in whole, but not in part.  Unless the Company files a case under chapter 11 of the Bankruptcy Code, for the period from the date hereof until six months following the Effective Date, in the event that the Company has not accessed the financing under the commitment and shall seek FRN financing, it shall offer to the Noteholders listed on Schedule A, pro rata as set forth therein, the option to provide up to the first $9.9 million of such financing by purchasing FRNs at the same price and on the same terms as set forth herein.  Normal and customary rules apply to the FRN tack-on—the Company will use commercially reasonable efforts to file a registration statement covering the Notes within 60 days from first issue date of the Notes, commercially reasonable efforts to make registration effective as soon as practicable thereafter, other terms consistent with prior FRN deal terms.  All offers and sales of FRNs will be subject to compliance with applicable securities laws.  The right of any Noteholder listed on Schedule A to participate in any issuance of FRNs shall be conditioned on such Noteholder providing the Company with customary representations that it is an “accredited investor”.
Exit Consents:	Noteholders exchanging the Notes shall be deemed to have agreed to certain to-be-determined modifications and amendments to the Notes and the indenture governing the Notes.
Management Incentive Plan

A management incentive plan will be implemented by the Company to provide equity incentives to its management.  Any equity issued under the Management Incentive Plan will dilute all holders of Common Stock, including the Noteholders and the Existing Equity Holders, on a pro rata basis.

Conditions:

Closing of the transaction shall be conditioned upon, among other things,  (i) confirmation that the proposed Transaction does not create any materially adverse tax consequences for the Company, and (ii) there not having occurred an event or condition, except for the filing of a bankruptcy case, that has had or reasonably could have a material adverse effect on the business, assets or financial performance of the Company.

Professional Fees:	The Company will pay the reasonable fees and expenses of professional advisors to the Committee in accordance with fee reimbursement letter agreements to be negotiated.
Board of Directors:

Composition of the board of directors (the “Board”) of Holdings to be as follows upon the Effective Date:  (i) five (5) directors designated by the Committee, (ii) one (1) director designated by the Existing Equity Holders and (iii) one (1) management-appointed director, who shall be the Company’s CEO.  The directors designated by the Committee shall be reasonably acceptable to the current Board and shall consist of persons that permit the Company to comply with the director independence requirements that are imposed on public companies.

Lock-up Agreements:

Upon agreement among the Company and the Committee regarding the terms of this Term Sheet, each member of the Committee will enter into a formal Lock-Up Agreement, which will (i) indicate Noteholder support for the transaction, the principal terms of which shall be incorporated into the Lock-Up Agreement, (ii) indicate Noteholder consent for a prepackaged plan of reorganization under chapter 11 of the United States Bankruptcy Code as an alternative if the requisite consents to the transaction are not obtained and (iii) ensure that if a Note is sold or conveyed in any way (a “Sale Transaction”), the Sale Transaction will be conditioned upon the assumption of the Lock-Up Agreement by the transferee of the Note.

Registration Rights:	Holders of 5% or more of Common Stock to receive one demand and two piggy-back registration rights.
Existing Options:	Existing options are currently out-of-the-money and are expected to remain outstanding.
Releases:	Usual and customary for comparable transactions, as described in the Registration Statement filed with the SEC.
Indemnification:	Usual and customary for comparable transactions, as described in the Registration Statement filed with the SEC. Indemnification of directors to extend to the maximum allowable under Delaware law.
D & O Insurance:	Usual and customary for comparable transactions.

SCHEDULE A

The following Noteholders who have signed Lockup Agreements shall be entitled to participate in the $9.9 Million FRN commitment on a pro rata basis in accordance with the respective principal amount on Notes held by each:

Name of Noteholder	Principal Amount of FRNs to be Purchased ($)